                                                                  Exhibit (d)(2)

                             MUTUAL CONFIDENTIALITY
                           AND NONDISCLOSURE AGREEMENT

            THIS AGREEMENT is made and entered into this 4th day of March, 2002, by and between SYNAVANT Inc., a Delaware corporation ("SYNAVANT") with its principal offices located at 3445 Peachtree Road, Suite 1400, Atlanta, GA 30326 USA and CEGEDIM, a French corporation (the "Company") with its principal offices located at 116 rue d'Aguesseau, 92103 Boulonge, Billancourt Cedex, France.

                              W I T N E S S E T H :

            WHEREAS, the parties desire to evaluate a possible business relationship or transaction between SYNAVANT and the Company, whereby the parties may provide certain confidential information to each other concerning their respective business, financial condition and operations. In consideration thereof, the parties agree as follows:

            1. EVALUATION MATERIAL. As used herein, the term "Evaluation Material" means any of the following types of information: (i) all data, reports, analyses, notes, interpretations, forecasts, records, documents, agreements and information concerning the other party and which such party or its Representatives (as defined below) will provide or previously has provided to the receiving party or its Representatives or which the receiving party or its Representatives receive or receive knowledge of or access to in connection with its analysis of a possible business relationship or transaction between the parties, at any time and in any form, whether or not expressly marked as proprietary or confidential, including without limitation business plans; customer lists; financial statements and other financial information of the disclosing party and its customers; suppliers; know-how; strategic or technical data; technology (including without limitation all design, manufacturing and related technology); sales and marketing data; marketing research data; product research and development data; software programs, designs, developments, data and any components thereof, whether or not copyrightable; intellectual property; pricing information; any oral, written or visual information obtained by meeting representatives or personnel of the disclosing party or touring its facilities;
(ii) all oral or written analyses (including any valuation or proposed price or range of prices for the stock or assets of either party), notes, analyses, compilations, studies, interpretations or other documents and all copies thereof prepared by either party or its Representatives, which contain, reflect or are based upon, in whole or in part, any of the information which is described in the preceding clause (i); and (iii) the content and substance of any discussions or negotiations between the parties (or its Representatives), and the fact that such discussions or negotiations have taken place. The term "Evaluation Material" does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives; or (b) a party can show was within its possession prior to its being furnished to such party by or on behalf of the other, provided that the information was not provided to such party in violation of a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality to the other party; or (c) was received by a party from a third party owing no duty to the other and having the legal right to transmit the same; or (d) is independently developed by a party without the aid, application or use of the Evaluation Material.

            As used herein, the term "Representatives" means, collectively, the respective directors, officers, employees, agents, financial advisors, bankers, lenders, accountants, attorneys, professional or technical consultants of each party, as the context requires, to whom any of the information contained in the Evaluation Materials has been disclosed. As used herein, the term "person" shall be broadly interpreted to include, without limitation, any corporation, partnership, joint venture, trust or individual.

            The parties acknowledge that all Evaluation Material is the exclusive property of the disclosing party, and the receiving party shall have no proprietary interest therein. Each party will use the other party's Evaluation Material solely for the purpose of evaluating the possible business relationship or transaction and shall not use any Evaluation Material in any way directly or indirectly detrimental to the disclosing party. The parties further acknowledge and agree that the evaluation material disclosed pursuant to this agreement is and shall be kept confidential. A receiving party may disclose the Evaluation Material of the other or portions thereof only to those of its Representatives who need to know such information for the purpose of evaluating a possible business relationship or transaction and who agree to keep such information confidential.

            Each party will inform each of its Representatives of the confidential nature of the Evaluation Material and of the provisions of this agreement, and will cause each such Representative to agree to comply fully with the restrictions on use of the Evaluation Material contained in this agreement and not to disclose the information to any other individual. Each party will be responsible for any breach of this agreement by any of its Representatives or by any other person to whom information is provided by such party or its Representatives, in contravention of this agreement.

            Without the prior written consent of the other party, each of the parties agrees that it will not, and will direct its Representatives not to, disclose to any person either the fact that any investigations, discussions or negotiations are taking place concerning a possible business relationship or transaction, or that either party has requested or received Evaluation Material from the other, or any of the terms, conditions, or other facts with respect to any such business relationship or transaction, including, but not limited to, the status thereof and the terms or provisions of any proposal or offer made by either party, whether written or oral; provided that either party may make such disclosures required by applicable securities or antitrust laws as are necessary to comply therewith or with the rules and regulations of any applicable stock exchange, provided that the nondisclosing party shall be given reasonable prior notice thereof and an opportunity to comment on or object thereto.

            2. COMPELLED DISCLOSURE. In the event that a party or any of its Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the other party's Evaluation Material, such party shall provide the other party with prompt prior written notice of such requirement so that it may seek a protective order or other appropriate remedy and will cooperate fully with its efforts to obtain any such order or other relief. In the event that such protective order or other remedy is not obtained, the party being compelled will provide only that portion of the Evaluation Material which it is advised by written opinion of counsel is legally required, and such disclosure will not result in any liability hereunder unless such disclosure was caused by or resulted from a previous disclosure by such party or its Representatives that was not permitted by this agreement. Additionally, such party agrees to exercise its reasonable best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded such Evaluation Material. The party being compelled to make disclosure shall be reimbursed by the nondisclosing party for all reasonable expenses incurred by it or its Representatives in complying with this paragraph 2, except to the extent such amounts are recoverable from the party compelling disclosure. Such party agrees to exercise its best efforts to recover all expenses which are recoverable from the party compelling disclosure.

            3. TREATMENT OF INFORMATION. If at any time either party so requests, the other party promptly will return to the requesting party all copies of such party's Evaluation Material identified in subparagraph 1 in its possession or in the possession of its Representatives, and will destroy all copies of any analyses, compilations, studies or other documents prepared by it or for its use containing or reflecting any such Evaluation Material (including, but not limited to, those identified in subparagraphs 1(ii) and (iii) above), and will furnish the requesting party with prompt written confirmation of such destruction to the best of its knowledge. Notwithstanding the return or destruction of any Evaluation Material, the parties will continue to be bound by their confidentiality and other obligations under this Agreement. Notwithstanding the foregoing, in no event will either party be obligated to return all copies of such analyses, compilations, studies or other documents prepared by it or for its use by its Representatives containing or reflecting any such Evaluation Material, provided however, that pursuant to this paragraph 3, such party will destroy all such copies of any analyses, compilations, studies or other documents and accordingly provide to the other written confirmation of such destruction to the best of its knowledge.

            4. DUE DILIGENCE. It is agreed that all (a) communications regarding a possible business relationship or transaction, (b) requests for additional information, (c) requests for facility tours or management meetings, and (d) discussions or questions regarding procedures, must be submitted or directed to the Chief Executive Officer of such party or its financial advisor unless otherwise directed in writing by a party.

            5. NO WARRANTY OF ACCURACY. The parties understand and acknowledge that neither party is hereby making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material provided by such party, and neither party nor any of its officers, directors or agents will have any liability to the other or any person resulting from use of the Evaluation Material by the other party or its Representatives. Only those representations or warranties that are made in a definitive written agreement between the parties (a "Definitive Agreement") when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect.

            6. NO OBLIGATION WITH RESPECT TO NEGOTIATIONS. The parties understand and agree that no contract or agreement providing for any business relationship or transaction shall be deemed to exist unless and until a Definitive Agreement has been executed and delivered, and each party hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with any such business relationship or transaction unless and until the parties shall have entered into a Definitive Agreement.

            Each party reserves the right, in its sole discretion, to reject any and all proposals made by the other or any of its Representatives with respect to a business relationship or transaction or otherwise and to terminate negotiations and discussions with respect thereto at any time, and that each party's obligations under this confidentiality and non-disclosure agreement will survive any such rejection or termination. Each party also agrees that unless and until a Definitive Agreement with respect to any business relationship or transaction has been executed and delivered, neither party will have any legal obligation of any kind whatsoever with respect to any such business relationship or transaction by virtue of this confidentiality and non-disclosure agreement or any other written or oral expression with respect to such transaction except, in the case of this confidentiality and non-disclosure agreement, for the matters specifically agreed to herein. For purposes of this paragraph, the term "Definitive Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal agreement in principle or acceptance of an offer or bid, except to the extent therein otherwise provided therein.

            7. STANDSTILL. Until the expiration of eighteen (18) months from the date hereof, neither party, its affiliates (as defined in Rule 405 of the Securities Act of 1933, hereinafter "Affiliates") or those Representatives to whom the Evaluation Material has been disclosed or who have been made aware of the discussions between the parties concerning a possible business relationship or transaction, shall, without the prior written consent of the Board of Directors of the other party, (a) in any manner acquire, agree to acquire, or make any proposal to acquire, directly or indirectly, any voting securities of the other party, or any rights or options to acquire such ownership; (b) propose to enter into, directly or indirectly, any merger or business combination involving the other party; (c) make, or in any way participate, directly or indirectly, in any solicitation of "proxies" (as such term is used in Regulation 14A under the Securities Exchange Act of 1934, as amended) to vote or seek to advise or influence any person with respect to the voting of any voting securities of the other party; (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of
1934) with respect to any voting securities of the other party; (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the other party; or (f) publicly disclose any intention, plan or arrangement inconsistent with the foregoing. Notwithstanding the foregoing, clause (a) of the preceding sentence shall not apply to those Representatives, which are global financial institutions, acting as financial advisors, provided, however, that they ensure within their departments adequate confidentiality of the proposed transaction through the use of their standard compliance policies and rules, such as, but not limited to, "Chinese Walls."

            8. SECURITIES LAWS. The parties hereby acknowledge that they are aware, and that they will advise their Representatives who are informed as to the matters that are the subject of this Agreement, that the French and the United States securities laws prohibit any person who has received material, non-public information concerning an issuer from purchasing or selling securities of the issuer to whom such matters relate or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities or otherwise to violate such securities laws.

            9. NONSOLICITATION OF EMPLOYEES. For a period of one (1) year following the execution of the agreement, both parties agree that to the extent any individual that is a Representative of either party has access to or knowledge of the Evaluation Material (including those personnel who are at the senior management, vice president and regional manager level of either party's organization), such individual will not, on its own behalf or in the service or on behalf of others, solicit, encourage the hiring, authorize the hiring or hire for work as an employee, consultant or contractor in any competing business or attempt to solicit, divert or hire for work in any competing business any person or persons, excluding all administrative personnel (administrative personnel includes secretarial personnel or personnel whose compensation levels are less than US$ 50,000 per year), employed by the other party (or previously employed by the other party within six months prior to such hiring or solicitation), whether or not such employment is pursuant to a written consent with the other party during the term provided in this paragraph 9.

            10. MISCELLANEOUS. The parties agree that this agreement shall be for the benefit of the parties hereto. The parties also agree that money damages would not be a sufficient remedy for any violation of the terms of this agreement, and, accordingly, that the parties shall be entitled to equitable relief, including injunctive relief and specific performance in the event of any breach of the provisions of the agreement, in addition to all other remedies available at law or in equity.

            It is further understood and agreed that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

            This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of New York, USA, without reference to conflicts of laws principles. The term of this agreement shall be a period of two (2) years from the date of this Agreement or such longer period as any of the Evaluation Material may be protected by the applicable law. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the remainder of this agreement.

IN WITNESS WHEREOF, the parties have hereunto affixed their hands and seals as of the date first above written.

SYNAVANT:                                   CEGEDIM:


BY: /s/ Vincent J. Napoleon                 BY: /s/ Pierre Marucchi
    --------------------------------            --------------------------------

    Name: Vincent J. Napoleon                   Name: Pierre Marucchi
          --------------------------                  --------------------------

    Title: Senior Vice President and            Title: Managing Director
           General Counsel
           -------------------------                   -------------------------
                                       6